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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number   000-29518
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                                                           Shopping.com
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                                      (Exact name of registrant as specified in its charter)

                   2101 East Coast Highway, Garden Level, Corona Del Mar, California 92625   Tel. (949) 640-4393
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                    Common Stock, no par value
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                                     (Title of each class of securities covered by this Form)

                                                               None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                              Rule 12g-4(a)(1)(i)         [X]         Rule 12h-3(b)(1)(i)         [X]
                              Rule 12g-4(a)(1)(ii)        [ ]         Rule 12h-3(b)(1)(ii)        [ ]
                              Rule 12g-4(a)(2)(i)         [ ]         Rule 12h-3(b)(2)(i)         [ ]
                              Rule 12g-4(a)(2)(ii)        [ ]         Rule 12h-3(b)(2)(ii)        [ ]
                                                                      Rule 15d-6                  [ ]
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     Approximate number of holders of record as of the certification or notice
date:      31
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Shopping.com has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 17, 1999                   By:  /s/ Frank W. Denny
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                                                Frank W. Denny
                                                President and Chief Executive
                                                Officer